PAULSON CAPITAL CORP. REPORTS

REVISED FIRST QUARTER 2005 EARNINGS

PORTLAND, OR – May 18, 2005

Paulson Capital Corp. (Nasdaq: PLCC) today reported net earnings for the three months ended March 31, 2005 of $2,567,859 (or $0.81 cents per share) versus net earnings of $357,612 (or $0.11 per share) for the same period in 2004. Revenues for the three months totaled $10,134,405 versus revenues of $7,695,752 for the same period in 2004. A subsequent event required the accrual in the first quarter of $250,000, thereby reducing previously announced earnings of $0.85 on May 12 by $0.04.

Chester L.F. Paulson, Chairman, stated:

“Although the market during the first quarter was relatively lackluster, the appreciation in price of several Underwriter Warrants and in our position in Charles & Colvard along with completion of a small private placement helped the company to profitability. Several projects are scheduled for completion in the second quarter and we remain optimistic.”

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc., a full service brokerage firm engaged in the purchase and sale of securities from and to the public and for its own account and in investment banking activities.

This release may contain “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The Company’s plans and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.

In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact: Chester L.F. Paulson Chairman — 503-243-6000